Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

September 5, 2008

iPath Exchange Traded Notes

iPath® Dow Jones-AIG Grains Total Return Sub-IndexSM ETN

iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC delivering exposure to the returns of a market or strategy with the trading flexibility of an equity. The iPath® Dow Jones–AIG Grains Total Return Sub-IndexSM ETN is designed to provide investors with cost-effective exposure to grain commodities as measured by the Dow Jones–AIG Grains Total Return Sub-IndexSM (the “Index”). Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity or at early redemption¹, based on the performance of the Index, less investor fees.

NOTE DETAILS INDEX SECTOR BREAKDOWN

Ticker JJG

Soybeans 41.69% Intraday indicative value ticker JJG.IV Corn 38.87% Wheat—Chicago 19.44% Bloomberg index ticker DJAIGRTR

CUSIP 06739H305 Primary exchange NYSE Arca Yearly fee 0.75%* Inception date 10/23/07 Maturity date 10/22/37 Index Dow Jones-AIG Grains Total Return Sub-IndexSM

* The investor fee is equal to the Yearly Fee times the principal amount of your securities Sources: Dow Jones, AIG–FP as of 06/30/08. Subject to change. For current weightings, times the index factor, calculated on a daily basis in the following manner: The investor fee on please go to www.iPathETN.com. the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day (or, if such day is not a INDEX CORRELATIONS trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided Dow Jones-AIG Grains Total Return Sub-IndexSM 1.00 by the initial index level. The initial index level is the closing value of the index on the inception date of the securities. Dow Jones-AIG Agriculture Total Return Sub-IndexSM 0.94 Dow Jones-AIG Commodity Index Total ReturnSM 0.38 S&P GSCI™ Total Return Index 0.02

ISSUER DETAILS

Barclays Bank PLC long-term, unsecured obligations* S&P GSCI™ Agriculture Index 0.94 S&P rating AA S&P 500 Index 0.01 Moody’s rating Aa1 Lehman Brothers U.S. Aggregate Index 0.10 MSCI EAFE Index 0.01 The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath ETNs rely on the rating of their issuer, Barclays Bank PLC. Sources: S&P, Dow Jones and AIG Financial Products Corp., Lehman Brothers, MSCI Inc., Bloomberg, BGI (06/03—06/08), based on monthly returns.

* We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered, suspended or withdrawn entirely by the applicable rating agency. Any such lowering, suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs.

¹ Investors may redeem at least 50,000 units of the iPath® Dow Jones-AIG Grains Total Return Sub-IndexSM ETN on a daily basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus.

iPath® Dow Jones-AIG Grains Total Return Sub-IndexSM ETN

The Dow Jones–AIG Grains Total Return Sub-IndexSM is a sub-index of the Dow Jones–AIG Commodity IndexSM and reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities comprising the Index plus the rate of interest that could be earned on cash collateral invested in specified Treasury Bills. The Index is currently composed of three futures contracts on grains traded on U.S. exchanges.

INDEX TOTAL RETURNS & STANDARD DEVIATION

(as of 6/30/08) 1-YEAR RETURN % 3-YEAR RETURN % 5-YEAR RETURN % STANDARD DEVIATION ANNUALIZED ANNUALIZED % ANNUALIZED*

Dow Jones-AIG Grains Total Return Sub-IndexSM 70.41 26.06 14.98 25.06 Dow Jones-AIG Agriculture Total Return Sub-IndexSM 52.56 19.53 12.81 20.95 Dow Jones-AIG Commodity Index Total ReturnSM 41.56 19.84 18.60 14.59 S&P GSCI™ Total Return Index 75.98 19.74 21.30 21.00 S&P GSCI™ Agriculture Index 49.70 18.69 8.95 20.63 S&P 500 Index -13.12 4.41 7.58 9.46 Lehman Brothers U.S. Aggregate Index 7.12 4.09 3.86 3.57 MSCI EAFE Index -10.61 12.84 16.67 11.47

* Based on monthly returns for 06/03—06/08. Sources: S&P, Dow Jones, AIG-FP, Lehman Brothers, MSCI Inc., Bloomberg, BGI.

Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of governmental policies, action and inaction. Index components that track the performance of a single the main risks see “Risk Factors” in the applicable prospectus. commodity, or index components concentrated in a single sector, are speculative and may typically exhibit higher volatility. The current or “spot” prices of the underlying physical commodities may also

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant offering to which this communication relates. Before you invest, you should read the prospectus commodity. These factors may affect the value of the index and the value of your Securities in varying and other documents Barclays Bank PLC has filed with the SEC for more complete information ways. about the issuer and this offering. You may get these documents for free by visiting www.iPathETN

.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange In addition to factors affecting commodities generally, index components concentrated in futures for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free contracts on grains, which are agricultural products, may be subject to a number of additional factors 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering. specific to agricultural products that might cause price volatility. These include weather conditions, including floods, drought and freezing conditions; changes in government policies; planting decisions; Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A. (“BGINA”), assists in and changes in demand for agricultural products, both with end users and as inputs into various the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are industries. affiliates of Barclays Bank PLC. iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured “Dow Jones®”, “AIG®”, “Dow Jones–AIG Commodity IndexSM”, “DJ-AIGCISM”, “Dow Jones–AIG debt. The Securities are riskier than ordinary unsecured debt securities and have no principal Commodity Index Total ReturnSM”, “Dow Jones–AIG Agriculture Total Return Sub-IndexSM”, “Dow Jones–AIG Aluminum Total Return Sub-IndexSM”, “Dow Jones–AIG Cocoa Total Return Sub-IndexSM”, protection. Risks of investing in the Securities include limited portfolio diversification, trade price “Dow Jones–AIG Coffee Total Return Sub-IndexSM”, “Dow Jones–AIG Copper Total Return fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to Sub-IndexSM”, “Dow Jones–AIG Cotton Total Return Sub-IndexSM”, “Dow Jones–AIG Energy Total Return direct investment in index or index components. The investor fee will reduce the amount of your return Sub-IndexSM”, “Dow Jones–AIG Grains Total Return Sub-IndexSM”, “Dow Jones–AIG Industrial Metals at maturity or on redemption, and as a result you may receive less than the principal amount of your Total Return Sub-IndexSM”, “Dow Jones–AIG Lead Total Return Sub-IndexSM”, “Dow Jones–AIG investment at maturity or upon redemption of your Securities even if the value of the relevant index has Livestock Total Return Sub-IndexSM”, “Dow Jones–AIG Natural Gas Total Return Sub-IndexSM”, “Dow increased. An investment in iPath ETNs may not be suitable for all investors. Jones–AIG Nickel Total Return Sub-IndexSM”, “Dow Jones–AIG Platinum Total Return Sub-IndexSM”, The Securities may be sold throughout the day on the exchange through any brokerage account. There SM

“Dow Jones–AIG Precious Metals Total Return Sub-Index “, “Dow Jones–AIG Softs Total Return are restrictions on the minimum number of Securities you may redeem directly with the issuer as SM SM

Sub-Index “, “Dow Jones–AIG Sugar Total Return Sub-Index “, and “Dow Jones–AIG Tin Total Return specified in the applicable prospectus. Commissions may apply and there are tax consequences in the SM

Sub-Index “ are registered trademarks or servicemarks of Dow Jones & Company, Inc. (“Dow Jones”), event of sale, redemption or maturity of Securities. Sales in the secondary market may result in and American International Group, Inc. (“AIG”), as the case may be, and have been licensed for use for significant losses. certain purposes by Barclays Bank PLC for the Securities. The Securities based on the Dow Jones–AIG iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar Commodity Index Total ReturnSM are not sponsored, endorsed, sold or promoted by Dow Jones, AIG markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage Financial Products Corp. (“AIG-FP”), AIG, or any of their respective subsidiaries or affiliates and none of commissions. Dow Jones, AIG-FP, AIG, or any of their respective subsidiaries or affiliates makes any representation BGINA and its affiliates, and BCI and its affiliates do not provide tax advice and nothing contained regarding the advisability of investing in such Securities.

08008 herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters ©2008 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of 017—contained herein (including any attachments) (i) is not intended or written to be used, and cannot be Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and—used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) was written to support the used with the permission, of their respective owners. 6161-iP-0608 M promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should BCY seek advice based on your particular circumstances from an independent tax advisor. Not FDIC Insured • No Bank Guarantee • May Lose Value The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. The market value of the Securities may be influenced by many unpredictable factors, including, where applicable, highly volatile commodities prices, changes in supply and demand relationships; weather; agriculture; trade; pestilence; changes in interest rates; and monetary and other

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